EXHIBIT 99.1
PRESS RELEASE

Company Contact:
Mark L. Weinstein, President & CEO
Ted I. Kaminer, CFO
Tel: (267) 757-3000

Porter, LeVay & Rose, Inc.
Linda Decker, VP — Investor Relations
Tel: (212) 564-4700

FOR IMMEDIATE RELEASE
BIO-IMAGING TECHNOLOGIES ANNOUNCES SECOND QUARTER 2007
FINANCIAL RESULTS
NEWTOWN, PA, August 8, 2007— Bio-Imaging Technologies, Inc. (“Bio-Imaging”) (NASDAQ: BITI) today announced its financial results for the second quarter and six months ended June 30, 2007.
Financial highlights for the second quarter and first half of 2007 include:
•	Service revenues increased 18.0% to $9.4 million for second quarter fiscal 2007 as compared to $8.0 million for the same period in fiscal 2006. Six months 2007 service revenues increased 19.4% to $18.2 million, as compared to $15.2 million for six months 2006.

•	Operating income for the second quarter fiscal 2007 was $674,000 compared to operating income of $18,000 for the second quarter fiscal 2006. For the first half of 2007, operating income was $1.2 million compared to operating loss of $176,000 for the first half of 2006.

•	Net income for second quarter fiscal 2007 was $494,000, or $0.04 per fully diluted share, as compared to net income of $80,000, or $0.01 per fully diluted share, in the second quarter of 2006. For the first half of 2007, net income was $889,000, or $0.07 per fully diluted share, as compared to net income of $24,000, or $0.00 per fully diluted share, in the first half of 2006.

•	Backlog increased 22.1% to $80.1 million, as of June 30, 2007, as compared to $65.6 million as of June 30, 2006.
Mark L. Weinstein, President and Chief Executive Officer of Bio-Imaging, said, “We are pleased with the continued strength of our year-over-year operating results both in terms of service revenue and operating income. Second quarter service revenue of $9.4 million represented an 18.0% year-over-year increase and fully diluted earnings per share of $0.04 represents a substantial improvement over the $0.01 per share in the second quarter of 2006. Based on the strength of our backlog and the positive trends in service revenue and operating income, we are reiterating our full year 2007 guidance of service revenue in the range of $36-$38 million and raising the lower end of our full year 2007 earnings per share guidance to $0.14 to $0.16 from our previous guidance of $0.12 to $0.16.”
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Second quarter 2007 results include CapMed revenue of $199,000 and operating expenses of $614,000. Mr. Weinstein remarked, “We are working on a number of substantial proposal opportunities for large employers, health plans and insurance companies interested in offering their constituents consumer-centric personal health management solutions and we continue to conduct several pilot projects that have tremendous potential for follow-on opportunities. In addition to offering CapMed’s PHR application on a USB HealthKey, a PC desktop or on-line, with the acquisition of the ICE First™ technologies certain health, medical and insurance information can also be made available on a person’s cell phone.”
Mr. Weinstein added, “The second quarter represents the first full quarter of the acquisition of Theralys SA which was completed in February 2007. With the integration of Theralys’ central nervous system and neurovascular capabilities into our service offerings, we are taking advantage of the growth opportunities in clinical trials for therapies in these disease areas including stroke, secondary prevention drugs, multiple sclerosis, dementia and Alzheimer’s disease.”
Mr. Weinstein concluded, “We are pleased with our operating results during the first half of the year and look forward to improving on these results as 2007 progresses.”
Management of Bio-Imaging Technologies, Inc. will host a conference call on today at 11 a.m. EDT to discuss the company’s financial results and achievements. Those who wish to participate in the conference call may telephone (888) 335-6674 from the U.S. or (973) 321-1100 for international callers, passcode 9041842 approximately 15 minutes before the call. There will be a simultaneous webcast on www.bioimaging.com. A digital replay will be available by telephone for two weeks and may be accessed by dialing (877) 519-4471, from the U.S., or (973) 341-3080, for international callers, passcode 9041842. The replay will also be on the website under “Investor Relations” at www.bioimaging.com for two weeks.
Bio-Imaging Technologies, Inc. is a healthcare contract service organization providing services that support the product development process of the pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its US Core Lab in Newtown, PA, and its European Core Labs in Leiden, The Netherlands and Lyon, France. Through its CapMed division, Bio-Imaging provides the Personal HealthKey™ technology and the Personal Health Record (PHR) software allowing patients to better monitor and manage their health care information. Copies of Bio-Imaging Technologies’ press releases and other information may be obtained through Bio-Imaging’s web site at www.bioimaging.com.
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of current and proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company’s financial results, backlog, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance. You should review the Company’s filings, especially risk factors contained in the Form 10-K and the recent form 10-Q.
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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	06/30/07	06/30/06	06/30/07	06/30/06
Service revenues	9,403	7,970	18,163	15,213
Reimbursement revenues	2,283	2,244	4,598	4,311

Total revenues	$11,686	$10,214	$22,761	$19,524

Costs and expenses:
Cost of revenues	7,706	7,363	15,248	14,048
General & admin. expenses	1,567	1,392	3,039	2,763
Sales & marketing expenses	1,739	1,441	3,299	2,889

Total cost and expenses	11,012	10,196	21,586	19,700

(Loss) income from operations	674	18	1,175	(176)
Interest income (expense) – net	149	116	306	216

Income before taxes	823	134	1,481	40
Income tax (benefit) provision	329	54	592	16

Net (loss) income	494	80	889	24

Basic (loss) earnings per share	$0.04	$0.01	$0.08	$0.00

Weighted average number of shares — basic	11,602	11,202	11,535	11,128

Diluted (loss) earnings per share	$0.04	$0.01	$0.07	$0.00

Weighted average number of shares – diluted	12,654	12,171	12,668	12,083
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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(unaudited)

	June 30, 2007	December 31, 2006
ASSETS

Current assets:

Cash and cash equivalents	$14,483	$16,166
Accounts receivable	6,281	5,481
Prepaid expenses and other current assets	1,143	1,237
Deferred income taxes	3,002	2,211

Total current assets	24,909	25,095

Property & equipment net	7,116	5,908
Intangibles & goodwill	6,623	2,228
Deferred income taxes	—	273
Other assets	647	520

Total assets	$39,295	$34,024

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,543	$1,720
Accrued expenses and other current liabilities	4,325	3,335
Deferred revenue	11,757	9,367
Current maturities of capital lease obligations	272	455

Total current liabilities	11,897	14,877

Long-term capital lease obligations	6	97
Other liability	579	208

Total liabilities	18,482	15,182

Stockholders’ equity:
Common stock -	3	3
Additional paid-in capital	23,969	22,864
Accumulated other comprehensive gain	—	17
Foreign currency translation adjustment	(5)	—
Accumulated deficit	(3,154)	(4,042)

Total stockholders’ equity	20,813	18,842

Total liabilities & stockholders’ equity	$39,295	$34,024

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	For the Six Months Ended
	06/30/07	06/30/06
Cash flows from operating activities:
Net income	889	24
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation and amortization	1,073	1,054
Provision for deferred income taxes	(364)	16
Bad debt benefit	—	(3)
Non-cash stock based compensation expense	196	148
(Gain) loss on foreign currency options	(10)	41
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(488)	59
Decrease (increase) in prepaid expenses and other current assets	58	(253)
Increase in other assets	(45)	(3)
Decrease in accounts payable	(445)	(533)
Increase (decrease) in accrued expenses and other current liabilities	756	(46)
Increase in deferred revenue	2,164	3,010
Increase in other liabilities	5	8

Net cash provided by operating activities	$3,789	$3,522

Cash flows from investing activities:
Purchases of property and equipment	(1,783)	(1,041)
Net cash paid for acquisition, net of cash acquired	(3,566)	—

Net cash used in investing activities	$(5,349)	$(1,041)

Cash flows from financing activities:
Payments under equipment lease obligations	(273)	(460)
Premium paid for foreign currency options	—	(14)
Proceeds from exercise of stock options	150	32

Net cash used in financing activities	$(123)	$(442)

Net (decrease) increase in cash and cash equivalents	(1,683)	2,039
Cash and cash equivalents at beginning of period	16,166	10,554

Cash and cash equivalents at end of period	$14,483	$12,593

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